September 17, 2010

Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Ladies and Gentlemen:

Re:

Axiologix Education Corporation

Please be advised that, we have reached the following conclusions regarding the above offering:

1.           Axiologix Education Corporation (the "Company") is a duly and legally organized and existing Nevada State Corporation, with its registered office located in Las Vegas, Nevada and its principal place of business located in Egg Harbor Township, New Jersey.  The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on April 29, 2009.  The Company's existence and form is valid and legal pursuant to Nevada law.

2.           The Company is a fully and duly incorporated Nevada corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, nor amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable.

3.           To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement.  We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.           The Company's outstanding shares are all common shares.  There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

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5.           The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer.  This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.           The Company's Articles of Incorporation presently provide the authority to the Company to issue 150,000,000 shares of common stock, with a par value of $0.001 per share.

7.           The Company has authorized the issuance of an aggregate of 3,600,000 shares of the Company’s common stock, $0.001 par value per share offered for resale by Dutchess Opportunity Fund, II (“Dutchess”).  All of the shares are issuable to Dutchess as a result of a private placement of such securities pursuant to that certain investment agreement, dated as of May 17, 2010, and amended on July 13, 2010 and September 17, 2010, by and among Dutchess and the Company.

8.

Under the applicable law of the State of Nevada (including statutory, regulatory and case law), the 3,600,000 shares of common stock of the Company being registered pursuant to the Registration Statement for resale by Dutchess were duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable and, when sold as contemplated in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.

9.

Under the applicable law of the State of Nevada (including statutory, regulatory and case law), the 2,359,306 shares of common stock of the Company being registered pursuant to the Registration Statement for resale by the selling shareholders were duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable and, when sold as contemplated in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.

10.

By directors’ resolution, the Company has authorized the issuance of up to 1,500,000 shares of common stock to be sold by the Company in a direct public offering.

11.

Under the applicable law of the State of Nevada (including statutory, regulatory and case law), the 1,500,000 shares of common stock of the Company being registered pursuant to the Registration Statement to be sold by the Company were duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable and, when sold as contemplated in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.

We consent to filing this opinion as an exhibit to the Company’s Form S-1 registration statement and also consent to the reference to our name in the prospectus which forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ Dean Law Corp.

DEAN LAW CORP.